Exhibit 2.3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (“Agreement”) is made as of June 1, 2021 (the “Effective Date”) by and among CareCloud Acquisition, Corp., a Delaware corporation (“Buyer”), MedMatica Consulting Associates, Inc., a Pennsylvania corporation (“Seller”), and Jerold Howell, a resident of the State of New Hampshire (“Seller Owner”). For purposes of this Agreement, Buyer, Seller and Seller Owner may be collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Parties are party to that certain Asset and Stock Purchase Agreement dated as of June 1, 2021 (the “Purchase Agreement”);

WHEREAS, Seller Owner is the sole shareholder of Seller;

WHEREAS, capitalized terms used herein and not defined herein having the meanings set forth in the Purchase Agreement;

WHEREAS, Seller currently receives the services set forth on Schedule A that are used in connection with its operation of the Business under contracts with third parties that are not included in the Purchased Assets (the “Third Party Services”); and

WHEREAS, in order to assist in the orderly transition of the business, and as a condition to the Purchase Agreement, Seller and Seller Owner have agreed to enter into this Agreement to to receive the Third Party Services set forth on Schedule A for a limited period of time, not to exceed the Term (as hereinafter defined), and for which Buyer shall reimburse Seller dollar-for-dollar for all actual out of pocket costs incurred relative to such services from and after Closing.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, the Parties hereby agree as follows:

1. Services to be Performed; Term; Termination.

(a) In accordance with the terms and provisions of this Agreement, as selected by Buyer in its sole discretion, to receive the Third Party Services set forth on Schedule A for the term of this Agreement (collectively referred to as “Services”); provided, however, that Seller and Seller Owner shall not be obligated to provide any Services other than those expressly described in this Agreement, the Purchase Agreement, and the attached Schedules. For the avoidance of doubt, from and after the Closing, Seller and Seller Owner shall cooperate with Buyer and take such actions as shall be necessary to obtain for Buyer the benefits of the transactions contemplated under the Purchase Agreement, including the execution and delivery of all documents necessary to effectuate, memorialize, or perfect the transfer of title of the Purchased Assets and Purchased Shares to Buyer.

(b) Seller and Seller Owner shall use their best efforts to cause Contracts with Material Customers and EHR Partners to be assigned to Buyer and/or SRS. Seller and Seller Owner shall perfect such assignments through a consent to assignment agreement in a form acceptable to Buyer and SRS.

(c) Seller and Seller Owner shall, in coordination with Buyer and SRS, use their best efforts to effect the transition of the Company’s 1099 workers to W2 employees of SRS.

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(d) During the Term (as defined below), until such time as Buyer has completed the transition of the payment of the Company’s receivables to Buyer’s own accounts, Seller and Seller Owner shall promptly (and in any event every Friday remit any cash deposited during such period in any Company account to such account(s) of Buyer as may be specified in writing by Buyer at least five (5) business days prior to such remission.

(e) This Agreement shall become effective as of the Effective Date and shall terminate on the 90th day following the Effective Date the “Term”); provided, however, that the Parties may mutually agree to extend the term of this Agreement.

(f) Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, in whole or in part, at any time:

(i) by the mutual written consent of the Parties; or

(ii) by Seller and Seller Owner in the event of any material breach or default by Buyer of any of its obligations under this Agreement and the failure to cure such breach or default within fifteen (15) days after receipt of written notice from Seller and Seller Owner requesting such breach or default to be cured.

(g) As needed each time funds are remitted, Seller will provide Buyer copies of all records (in any format, electronic or otherwise) related to the provision of Services under this Agreement, including, but not limited to, billing and other business related records.

2. Payment Terms.

In consideration for the Services to be provided by Seller and Seller Owner hereunder, Buyer shall pay to Seller and Seller Owner all fees, charges and expenses for the Third Party Services, estimates of which are set forth on Schedule A. Buyer shall not be obligated to pay for a particular Service in any month if (a) Buyer is not able to receive the Third Party Service for any reason, including the termination of the applicable Contract by the counterparty thereto, or (b) Buyer provides Seller and Seller Owner written notice five (5) days prior to the beginning of such month notifying Seller and Seller Owner that Buyer no longer wishes to receive the Third Party Service. With respect to the first month of this Agreement, such payment shall be made within five (5) of execution of this Agreement, prorated for the period from the Effective Date through the end of such first month. If Buyer fails to make any payment stipulated in this Agreement by the date specified herein, Seller and Seller Owner may terminate or reject the applicable lease or Contract, and Buyer shall have no further right to receive the Third Party Service covered by that terminated Contract. Buyer shall additionally be responsible for providing funds to Seller and Seller Owner to allow them to pay for any sales or other taxes relating to the provision of goods or services received with respect to Services provided hereunder, but not any taxes attributable to or measured by Seller’s and Seller Owner net income, if any.

3. Relationship of Parties. The Parties are independent contractors, and neither such Party nor its respective employees or agents will be deemed to be employees or agents of the other Party for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication.

4. Compliance with Laws. Each Party will, with respect to its obligations and performance hereunder, comply with all applicable requirements of federal, state and local laws, rules and regulations, including without limitation import and export control, environmental and occupational safety requirements.

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5. Miscellaneous.

(a) Force Majeure. Neither Party will have any liability for damages or delay due to fire, explosion, lightning, power failure or surges, strikes or labor disputes, water or food, acts of God, the elements, war, civil disturbances, acts of civil or military authorities or the public enemy, acts or omissions of communications or other carriers, or any other cause beyond a Party’s reasonable control, whether or not similar to the foregoing, that prevents such Party from materially performing its obligations hereunder.

(b) Entire Agreement; Modification; Waivers. This Agreement and the Schedules attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings with respect to Services. This Agreement and the Schedules attached hereto may not be altered, modified or amended except by a written instrument signed by the affected Parties. The failure of any Party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(c) Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either Party, in which event the Parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the Parties the benefits and obligations of the illegal or unenforceable provision.

(d) Notices. All notices and other communications hereunder will be in writing and deemed to have been duly given if provided as follows:

If to the Seller or Seller Owner, to:

with a copy (which shall not constitute notice) to:

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If to Buyer, to:

with a copy (which shall not constitute notice) to:

(e) Survival of Obligations. The respective obligations of the Parties set forth in Sections 2 and 5 shall survive expiration or termination of this Agreement for any reason.

(f) No Third Party Beneficiary. This Agreement is made solely for the benefit of Buyer, Seller, Seller Owner and their respective successors and assigns, and no other person shall have any right, benefit, or interest under or because of this Agreement except as otherwise specifically provided herein.

(g) No Assignment. Neither Party may assign this Agreement or any rights or obligations hereunder without the consent of the other Party.

(h) Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party, and delivered to the other signatories, it being understood that all signatories need not sign the same counterpart. In the event that any signature is delivered by e-mail transmission, such signature shall create a valid and binding obligation of the entity executing (or on whose behalf such signature is executed) with the same force and effect as if such e-mail signature page were an original thereof.

(j) Governing Law. This Agreement and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted, determined, and enforced in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the date first set forth above.

“BUYER”
CARECLOUD ACQUISITION, CORP.

By:	/s/ Kimberly Blanche
Name:	Kimberly Blanche
Title:	General Counsel

“SELLER”
MEDMATICA CONSULTING ASSOCIATES, INC.

By:	/s/ Jerold Howell
Name:	Jerold Howell
Title:	CEO

“SELLER OWNER”

/s/ Jerold Howell
Jerold Howell

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